Exhibit 99.1

Straight Path Communications Reports Results for Second Quarter Fiscal 2015

GLEN ALLEN, VA - March 12, 2015 - Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company that holds an extensive portfolio of 39 GHz and 28 GHz wireless spectrum licenses with deep coverage across the entire United States and an intellectual property portfolio focused on communications over computer networks, announced today operating results for its second quarter of fiscal 2015, the three months ended January 31, 2015.

Q2 Fiscal Year 2015 Highlights

(In millions of USD)	Fiscal 2015 – Q2	Fiscal 2014 – Q2	Fiscal 2015 – Q1
Total Revenues	$2.8	$0.5	$4.8
Total Costs	$2.9	$1.3	$3.2
(Loss) Income from Operations	($0.2)	($0.8)	$1.6
Income Taxes	$0.1	($0.1)	$0.9
Net (Loss) Income Attributable to SPCI	($0.3)	($0.7)	$0.7

Some items in the table may not foot correctly due to rounding.

●	Cash and cash equivalents of $21.1 million at January 31, 2015
●	Total Revenues for the Quarter of $2.8 million, as expected due to allocation of IP Settlements entered into in prior periods
●	Loss from Operations of $0.2 million, primarily due to non-cash compensation of $0.8 million related to the amortization of the value of restricted equity grants
●	SPIPG filed a notice of appeal at the United States Court of Appeals for The Federal Circuit seeking relief from a decision of the PTAB declaring invalid 17 claims of SPIPG’s ‘704 patent
●	SPIPG filed its Patent Owners’ Preliminary Statement contesting petitions for Inter Partes Reviews of three of its patents filed by LG, Toshiba, Vizio and Hulu

●	The PTAB instituted Inter Partes Reviews of three SPIPG patents based on petitions filed by Samsung
●	The Federal Communications Commission (“FCC”) completed its response process to a Notice of Inquiry (“NOI”) to examine millimeter spectrum for mobility that was published in October 2014
●	Straight Path along with many others applauded the FCC’s NOI, and encouraged the FCC to move forthwith to propose rules for mobile services in the 39 GHz and 28 GHz frequencies

Management Comments

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am pleased to announce that Straight Path continued to execute on its business plans in the second quarter of our 2015 fiscal year.

In our Spectrum subsidiary, we made significant strides forward on our near, mid and long term plans. Working with the most innovative point-to-multipoint (“PMP”) radio vendor for millimeter licensed frequencies, we secured new customers for our existing spectrum leasing business for fixed wireless applications. We expect the number of customers and leases to increase, especially in fiscal 2016. We continue to facilitate development of the next generation PMP wireless radios utilizing 39 GHz spectrum, which we hope to have available sometime in 2016. As small cell deployments are being planned by major mobile operators, with their vital need for backhaul, we have aligned ourselves with leading OEMs and systems integrators, and expect to formalize partnerships this fiscal year. As well, we expect to participate in test beds with leading mobile operators in the coming quarters. For our long term strategy, we have participated in all steps of the FCC’s NOI and believe that our primary spectrum—nationwide 39 GHz— is well positioned to be included in the next round of regulatory process at the FCC to be considered for mobility use. In addition, we have joined the appropriate standards bodies, and continue to explore technology collaborations to advance and demonstrate the use of our Spectrum for mobility.”

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Mr. Jonas continued, “As we previously announced, the IP side of our business has been impeded by a decision of the appeals board of the Patent Office to invalidate 17 claims of our ‘704 patent. We are appealing this finding at The United States Court of Appeals for The Federal Circuit. The appeals board has similarly granted Samsung’s request for review of other claims in our patents. Though these actions are delaying our efforts, we remain confident that we will prevail on appeal, with the appeal process likely to take at least a year, allowing us to return to district court against infringing parties in a stronger position once that process is complete.”

Mr. Jonas concluded, “We are excited for our prospects to monetize and increase the underlying value of our spectrum holdings and protect our IP assets as we move ahead into the latter half of fiscal 2015 and beyond.”

Investor Conference Call

Straight Path will host a conference call this afternoon, Thursday, March 12th at 4:30pm EDT to provide a business update and answer questions from the investment community. To participate, please call 1-888-349-0087 from the U.S. or + 1-412-902-4295 internationally and use access code 10061725. The conference call will also be available via a listen-only webcast by accessing the Investors section of Straight Path Communications’ website, www.spathinc.com/investors.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.spathinc.com/investors. A telephonic replay of the call will be available until March 19, 2015. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10061725.

About Straight Path Communications Inc.

Straight Path (NYSE MKT: STRP) holds, leases and markets its extensive holdings of 39 GHz and 28 GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s websites:

Corporate: www.spathinc.com Spectrum: www.straightpath39.com

Safe Harbor

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2014 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

Yonatan Cantor

Straight Path Communications Inc.

804-433-1523

yonatan.cantor@spathinc.com

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STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	January 31, 2015	July 31, 2014
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$21,115	$21,232
Trade accounts receivable, net	67	61
Prepaid expenses - related to settlements and licensing – current portion	3,346	4,999
Deferred tax assets	1,537	2,392
Other current assets	191	92
Total current assets	26,256	28,776
Prepaid expenses - related to settlements and licensing – long-term portion	-	761
Intangible assets	350	350
Deferred tax assets	417	417
Other assets	126	135
Total Assets	$27,149	$30,439

Liabilities and Equity
Current liabilities:
Trade accounts payable	$195	$-
Accrued expenses	1,195	1,334
Due to IDT Corporation	43	6
Deferred revenue	6,904	10,254
Income taxes payable	388	470
Total current liabilities	8,725	12,064
Deferred revenue - long-term portion	117	1,676
Total liabilities	8,842	13,740
Commitments and contingencies
Equity
Straight Path Communications Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 3,000 shares authorized; no shares issued and outstanding	-	-
Class A common stock, $0.01 par value; 2,000 shares authorized; 787 shares issued and outstanding	8	8
Class B common stock, $0.01 par value; 40,000 shares authorized; 11,224 and 11,013 shares issued, 11,192 and 11,013 shares outstanding as of January 31, 2015 and July 31, 2014	112	110
Additional paid-in capital	16,139	14,886
Retained earnings	2,466	2,037
Treasury stock, 32 shares at cost	(283)	-
Total Straight Path Communications Inc. stockholders’ equity	18,442	17,041
Noncontrolling interests	(135)	(342)
Total equity	18,307	16,699
Total liabilities and equity	$27,149	$30,439

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STRAIGHT PATH COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2015	2014	2015	2014

Revenues	$2,781	$453	$7,604	$580

Costs and expenses:
Direct cost of revenues	1,338	283	3,446	311
Selling, general and administrative	1,605	1,042	2,708	1,611

Total costs and expenses	2,943	1,325	6,154	1,922

Income (loss) from operations	(162)	(872)	1,450	(1,342)

Other income:
Interest income	9	4	18	7
Other income	-	-	23	-
Income from IDT Corporation payments of liabilities	-	-	-	50

Total other income	9	4	41	57

Income (loss) before income taxes	(153)	(868)	1,491	(1,285)
Provision for income taxes	(100)	-	(855)	-

Net income (loss)	(253)	(868)	636	(1,285)
Net (income) loss attributable to noncontrolling interests	(24)	141	(207)	167

Net income (loss) attributable to Straight Path Communications Inc.	$(277)	$(727)	$429	$(1,118)

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$(0.02)	$(0.07)	$0.04	$(0.11)

Diluted	$(0.02)	$(0.07)	$0.04	$(0.11)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,420	10,784	11,409	10,646

Diluted	11,420	10,784	11,837	10,646

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 STRAIGHT PATH COMMUNICATIONS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended
	January 31,
	2015	2014

Operating activities:
Net income (loss)	$636	$(1,285)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Common stock issued for compensation	1,229	486
Stock-based compensation	-	12
Deferred income taxes	855	-
Changes in assets and liabilities:
Trade accounts receivable, net	(6)	(3,781)
Prepaid expenses – settlements and licensing	2,414	-
Other current assets	(99)	(1,592)
Other assets	9	-
Trade accounts payable	195	6
Accrued expenses	(487)	1,872
Due to IDT Corporation	37	159
Deferred revenue	(4,909)	3,418
Income taxes payable	(82)	-
Net cash used in operating activities	(208)	(705)

Financing activities:
Sale of treasury stock	65	-
Common stock issued upon exercise of stock options	26	-
Net cash provided by financing activities	91	-

Net decrease in cash and cash equivalents	(117)	(705)
Cash and cash equivalents at beginning of period	21,232	15,000
Cash and cash equivalents at end of period	$21,115	$14,295

Supplemental schedule of noncash activities
Common stock repurchased for withholding tax purposes	$348	$-

Supplemental cash flow information
Cash paid during the period for income taxes	$82	$-